Exhibit 10.21

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is between TPI Composites, Inc., a Delaware corporation (the “Company”), and [Name of Executive] (the “Executive”) and is made effective as of [              ], 2020 (the “Effective Date”).

WHEREAS, the Company desires to employ the Executive and the Executive desires to to be employed by the Company on the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.Employment.

(a)Term.  The term of this Agreement shall commence on the Effective Date and continue until terminated in accordance with the provisions of Section 3 (the “Term”). The Executive’s employment with the Company shall be “at will,” meaning that the Executive’s employment may be terminated by the Company or the Executive at any time and for any reason.

(b)Position and Duties.  During the Term, the Executive shall serve as the [Title] of the Company, and shall have such powers and duties as may from time to time be prescribed by the [Title of Supervisor] of the Company (the “[Title of Supervisor]”) or other authorized executive, provided that such duties are consistent with the Executive’s position or other positions that Executive may hold from time to time.  The Executive shall report to the [Title of Supervisor].  The Executive shall devote Executive’s full working time and efforts to the business and affairs of the Company.  Notwithstanding the foregoing, the Executive may serve on other boards of directors, with the approval of the Board of Directors of the Company (the “Board”), or engage in religious, charitable or other community activities as long as such services and activities are disclosed to the Board and do not materially interfere with the Executive’s performance of Executive’s duties to the Company as provided in this Agreement.

2.Compensation and Related Matters.

(a)Base Salary.  During the Term, the Executive’s initial annual base salary shall be [Base Salary] Dollars ($___,000).  The Executive’s base salary shall be redetermined annually by the [Title of Supervisor].  The annual base salary in effect at any given time is referred to herein as “Base Salary.”  The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for senior executives.

(b)Incentive Compensation.  During the Term, the Executive shall be eligible to receive cash incentive compensation as determined by the Board or the Compensation Committee from time to time.  The Executive’s initial target annual incentive compensation shall be [Bonus Target Percentage] (__%) of Executive’s Base Salary. Except as provide herein, to

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earn incentive compensation, the Executive must be employed by the Company on the day such incentive compensation is paid.

(c)Equity-based Awards.  The Executive will be eligible for an annual award under the Company’s 2015 Amended and Restated Stock Option and Incentive Plan (the “Plan”).   The type and composition of awards to be issued under this annual award program will be determined by the Board. Any grants are contingent upon and subject to final approval by the Board and the terms and conditions of the Plan, including, without limitation, Executive’s continued employment with TPI.

(d)Expenses.  The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive during the Term in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its senior executive officers.

(e)Other Benefits.  During the Term, the Executive shall be eligible to participate in or receive benefits under the Company’s employee benefit plans in effect from time to time, subject to the terms of such plans.

(f)Vacations.  During the Term, the Executive shall be entitled to accrue paid vacation in accordance with the Company’s applicable vacation policy.

3.Termination.  During the Term, the Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

(a)Death.  The Executive’s employment hereunder shall terminate upon Executive’s death.

(b)Disability.  The Company may terminate the Executive’s employment if the Executive is disabled and unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of one hundred eighty (180) days (which need not be consecutive) in any 12-month period.  If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue.  The Executive shall cooperate with any reasonable request of the physician in connection with such certification.  If such question shall arise and the Executive shall fail to submit such certification, the Company’s determination of such issue shall be binding on the Executive.  Nothing in this Section 3(b) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

(c)Termination by Company for Cause.  The Company may terminate the Executive’s employment hereunder for Cause by a vote of the Board at the meeting of Board

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called and held for such purpose.  For purposes of this Agreement, “Cause” shall mean:  (i) conduct by the Executive constituting a material act of misconduct in connection with the performance of Executive’s duties, including, without limitation, misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; (ii) the commission by the Executive of any felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or any conduct by the Executive that would reasonably be expected to result in material injury or reputational harm to the Company or any of its subsidiaries and affiliates if Executive was retained in Executive’s position; (iii) continued non-performance by the Executive of Executive’s duties hereunder (other than by reason of the Executive’s physical or mental illness, incapacity or disability) which has continued for more than 30 days following written notice of such non-performance from the Board; (iv) a breach by the Executive of any of the provisions contained in Section 7 of this Agreement; (v) a material violation by the Executive of the Company’s written employment policies; or (vi) failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

(d)Termination Without Cause.  The Company may terminate the Executive’s employment hereunder at any time without Cause.  Any termination by the Company of the Executive’s employment under this Agreement which does not constitute a termination for Cause under Section 3(c) and does not result from the death or disability of the Executive under Section 3(a) or (b) shall be deemed a termination without Cause.

(e)Termination by the Executive.  The Executive may terminate Executive’s employment hereunder at any time for any reason, including but not limited to Good Reason.  For purposes of this Agreement, “Good Reason” shall mean that the Executive has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events without the Executive’s express written consent:  (i) a material diminution in the Executive’s responsibilities, authority or duties; (ii) a material reduction in the Executive’s Base Salary except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; (iii) a material change in the geographic location at which the Executive  provides services to the Company (except for required travel on Company business); or (iv) the material breach by the Company of this Agreement.  “Good Reason Process” shall mean that (i) the Executive reasonably determines in good faith that a “Good Reason” condition has occurred; (ii) the Executive notifies the Company in writing of the first occurrence of the Good Reason condition within sixty (60) days of the first occurrence of such condition; (iii) the Executive cooperates in good faith with the Company’s efforts, for a period not less than thirty (30) days following such notice (the “Cure Period”) to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) the Executive terminates Executive’s employment within sixty (60) days after the end of the Cure Period.  If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

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(f)Notice of Termination.  Except for termination as specified in Section 3(a), any termination of the Executive’s employment by the Company or any such termination by the Executive shall be communicated by written Notice of Termination to the other party hereto.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

(g)Date of Termination.  “Date of Termination” shall mean:  (i) if the Executive’s employment is terminated by Executive’s death, the date of Executive’s death; (ii) if the Executive’s employment is terminated on account of disability under Section 3(b) or by the Company for Cause under Section 3(c), the date on which Notice of Termination is given; (iii) if the Executive’s employment is terminated by the Company under Section 3(d), the date on which a Notice of Termination is given; (iv) if the Executive’s employment is terminated by the Executive under Section 3(e) without Good Reason, thirty (30) days after the date on which a Notice of Termination is given, and (v) if the Executive’s employment is terminated by the Executive under Section 3(e) with Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period.  Notwithstanding the foregoing, in the event that either party gives a Notice of Termination, the Company may unilaterally accelerate the Date of Termination.

4.Compensation Upon Termination.

(a)Termination Generally.  If the Executive’s employment with the Company is terminated for any reason, the Company shall pay or provide to the Executive (or to Executive’s authorized representative or estate) (i) any Base Salary earned through the Date of Termination, unpaid expense reimbursements (subject to, and in accordance with, Section 2(c) of this Agreement) and unused vacation that accrued through the Date of Termination (but in any event no more than the amount of unused vacation that would accrue in one fiscal year) on or before the time required by law but in no event more than thirty (30) days after the Executive’s Date of Termination; and (ii) any vested benefits the Executive may have under any employee benefit plan of the Company through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans (collectively, the “Accrued Benefits”).

(b)Termination by the Company Without Cause or by the Executive with Good Reason.  During the Term, if the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d), or the Executive terminates Executive’s employment for Good Reason as provided in Section 3(e), then the Company shall pay the Executive the Accrued Benefits.  In addition, subject to the Executive signing a separation agreement containing, among other provisions, a general release of claims in favor of the Company and related persons and entities, confidentiality, return of property and non-disparagement, in a form and manner satisfactory to the Company and substantially similar to the form attached hereto as Exhibit A (the “Separation Agreement and Release”), and the Separation Agreement and Release becoming irrevocable and fully effective, all within sixty (60) days after the Date of Termination:

(i)the Company shall pay the Executive an amount equal to [     ] percent ([    ]%) of the Executive’s current Base Salary (the “Severance Amount”); and

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(ii)if the Executive was participating in the Company’s group health plan immediately prior to the Date of Termination and elects COBRA health continuation, then the Company shall pay to the Executive a monthly cash payment for [number of months] months or the Executive’s COBRA health continuation period, whichever ends earlier, in an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to the Executive if the Executive had remained employed by the Company; and

(iii)the amounts payable under this Section 4(b) shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over [number of months] months commencing within sixty (60) days after the Date of Termination; provided, however, that if the 60-day period begins in one (1) calendar year and ends in a second calendar year, the Severance Amount shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination.  Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

(iv)The receipt of any severance payments or benefits pursuant to Section 4 shall be subject to Executive not violating the Restrictive Covenants Agreement referenced in Section 7 of this Agreement and attached hereto as Exhibit B, the terms of which are hereby incorporated by reference.  In the event Executive breaches the Restrictive Covenants Agreement, in addition to all other legal and equitable remedies, the Company shall have the right to terminate or suspend all continuing payments and benefits to which Executive may otherwise be entitled pursuant to Section 4 without affecting the Executive’s release or Executive’s obligations under the Separation Agreement and Release.

5.Change in Control Payment.  The provisions of this Section 5 set forth certain terms of an agreement reached between the Executive and the Company regarding the Executive’s rights and obligations upon the occurrence of a Change in Control of the Company.  These provisions are intended to assure and encourage in advance the Executive’s continued attention and dedication to Executive’s assigned duties and Executive’s objectivity during the pendency and after the occurrence of any such event.  These provisions shall apply in lieu of, and expressly supersede, the provisions of Section 4(b) regarding severance pay and benefits upon a termination of employment, if such termination of employment occurs on or within twelve (12) months after the occurrence of the first event constituting a Change in Control.  These provisions shall terminate and be of no further force or effect beginning twelve (12) months after the occurrence of a Change in Control.

(a)Change in Control.  During the Term, if on or within twelve (12) months after a Change in Control, the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d) or the Executive terminates Executive’s employment for Good Reason as provided in Section 3(e), then the Company shall pay the Executive the Accrued Benefits.  In addition, subject to the signing of the Separation Agreement and Release by the

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Executive and the Separation Agreement and Release becoming irrevocable and fully effective, all within sixty (60) days after the Date of Termination,

(i)the Company shall pay the Executive a lump sum in cash in an amount equal to [    ] percent ([    ]%) of the sum of (A) the Executive’s current Base Salary (or the Executive’s Base Salary in effect immediately prior to the Change in Control, if higher) and (B) the Executive’s Target Incentive Compensation.  In addition, Executive shall be entitled to the prorated amount of Executive’s annual incentive compensation as set forth in Section 2(b) (with proration based on the actual amount of annual incentive compensation that Executive would have been paid if he had remained employed through the applicable calendar year) for the period commencing on January 1 of the calendar year in which Executive’s termination occurs through the Date of Termination, payable when incentive compensation is payable to all other senior executives of the Company; provided that such date shall be no later than March 15 of the year following the year in which the annual incentive compensation relates.  For purposes of this Agreement, “Target Incentive Compensation” shall mean the Executive’s current target annual incentive compensation; and

(ii)notwithstanding anything to the contrary in any applicable stock option agreement or stock-based award agreement, (a) all stock options and other stock-based awards granted to the Executive that are subject to time-based vesting shall immediately accelerate and become fully exercisable or nonforfeitable as of the later of (i) Date of Termination or (ii) the effective date of the Separation Agreement and Release (the “Accelerated Vesting Date”) and (b) all stock options and other stock-based awards granted to the Executive that are subject to performance-based vesting shall immediately accelerate and become fully exercisable or nonforfeitable as of the Accelerated Vesting Date, to the extent that applicable performance goals have been met or as otherwise contemplated in the applicable award agreement as of the Date of Termination; provided, that in each case any termination or forfeiture of the unvested portion of such equity awards that would otherwise occur on the Date of Termination in the absence of this Agreement will be delayed until the effective date of the Separation Agreement and Release and will only occur if the vesting pursuant to this subsection does not occur due to the absence of the Separation Agreement and Release becoming fully effective within the time period set forth therein.  Notwithstanding the foregoing, no additional vesting of the equity awards shall occur during the period between the Date of Termination and the Accelerated Vesting Date.  The Executive shall have one year from the Date of Termination to exercise any such vested stock option awards, notwithstanding any contrary post-termination exercise periods described in the applicable award agreements; and

(iii)if the Executive was participating in the Company’s group health plan immediately prior to the Date of Termination and elects COBRA health continuation, then the Company shall pay to the Executive a monthly cash payment for [number of months] months or the Executive’s COBRA health continuation period, whichever ends earlier, in an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to the Executive if the Executive had remained employed by the Company; and

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(iv)The amounts payable under this Section 5(a), to the extent taxable, shall be paid or commence to be paid within sixty (60) days after the Date of Termination; provided, however, that if the 60-day period begins in one (1) calendar year and ends in a second calendar year, the amounts, to the extent they qualify as “non-qualified deferred compensation” within the meaning of Section 409A of the Code, shall be paid or commence to be paid in the second calendar year by the last day of such 60-day period.

(v)The receipt of any severance payments or benefits pursuant to Section 5 shall be subject to Executive not violating the Restrictive Covenants Agreement referenced in Section 7 of this Agreement and attached hereto as Exhibit B, the terms of which are hereby incorporated by reference.  In the event Executive breaches the Restrictive Covenants Agreement, in addition to all other legal and equitable remedies, the Company shall have the right to terminate or suspend all continuing payments and benefits to which Executive may otherwise be entitled pursuant to Section 5 without affecting the Executive’s release or Executive’s obligations under the Separation Agreement and Release.

(b)Additional Limitation.

(i)Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and the applicable regulations thereunder (the “Severance Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, the following provisions shall apply:

(A)If the Severance Payments, reduced by the sum of (1) the Excise Tax and (2) the total of the federal, state, and local income and employment taxes payable by the Executive on the amount of the Severance Payments which are in excess of the Threshold Amount, are greater than or equal to the Threshold Amount, the Executive shall be entitled to the full benefits payable under this Agreement.

(B)If the Threshold Amount is less than (x) the Severance Payments, but greater than (y) the Severance Payments reduced by the sum of (1) the Excise Tax and (2) the total of the federal, state, and local income and employment taxes on the amount of the Severance Payments which are in excess of the Threshold Amount, then the Severance Payments shall be reduced (but not below zero) to the extent necessary so that the sum of all Severance Payments shall not exceed the Threshold Amount.  In such event, the Severance Payments shall be reduced in the following order:  (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits.  To the extent any payment is to be made over time (e.g., in installments, etc.), then the payments shall be reduced in reverse chronological order.

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(ii)For the purposes of this Section 5(b), “Threshold Amount” shall mean three (3) times the Executive’s “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder less one dollar ($1.00); and “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, and any interest or penalties incurred by the Executive with respect to such excise tax.

(iii)The determination as to which of the alternative provisions of Section 5(b)(i) shall apply to the Executive shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive.  For purposes of determining which of the alternative provisions of Section 5(b)(i) shall apply, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of the Executive’s residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.  Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

(b)Definitions.  For purposes of this Section 5, the following terms shall have the following meanings:

“Change in Control” shall mean “Sale Event,” as such term is defined in the Plan.

6.Section 409A.

(a)Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation otherwise subject to the twenty percent (20%) additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six (6) months and one (1) day after the Executive’s separation from service, or (B) the Executive’s death.  If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b)All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement.  All reimbursements shall be paid as soon as

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administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred.  The amount of in-kind benefits provided or reimbursable expenses incurred in one (1) taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses).  Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c)To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.”  The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A‑1(h).

(d)The parties intend that this Agreement shall be administered in accordance with Section 409A of the Code.  To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code.  Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A‑2(b)(2).  The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(e)The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

7.Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement.  The Executive agrees to the terms of the Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement (“Restrictive Covenants Agreement”) attached hereto as Exhibit B, the terms of which are hereby incorporated by reference as material terms of this Agreement; provided that the term “Restricted Period” as used in the Restrictive Covenants Agreement shall mean the greater of (i) six months, or (ii) the number of months of equal to the quotient of (a) the total amount of severance payable to Executive under Section 4(b)(i) or Section 5(a)(i), as applicable, and (b) the monthly Base Salary of Executive.  Notwithstanding the foregoing, if an arbitrator or court of competent jurisdiction determines that such period is unenforceable, then “Restricted Period” shall mean the[    ] month period immediately following the date on which the Executive’s employment terminates for any reason.  Notwithstanding anything to the contrary in the Restrictive Covenants Agreement, pursuant to the federal Defend Trade Secrets Act of 2016, the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a

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suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

8.Mediation and Arbitration of Disputes. Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of the Executive’s employment or the termination of that employment regardless of whether based on any statute or the common law (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) (collectively, an “Employment Dispute”) shall, to the fullest extent permitted by law, be settled by the procedures of this Section 8.  The parties shall first make good faith efforts to resolve any Employment Dispute through direct discussions.  If not resolved through direct discussions, a party seeking relief with respect to an Employment Dispute shall invoke the Employment Mediation Procedures of the Employment Arbitration Rules and Mediation Procedures (the “Rules”) of the American Arbitration Association (“AAA”), unless the parties agree to waive the Employment Mediation Procedures.  The location of any such mediation shall be Phoenix, Arizona.  In the event of the termination of a mediation without resolution of the Employment Dispute, a party seeking relief with respect to such dispute shall submit such dispute to arbitration before the AAA in Phoenix, Arizona pursuant to the Rules, including, but not limited to, the rules and procedures applicable to the selection of arbitrators.  In the event that any person or entity other than the Executive or the Company may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person’s or entity’s agreement.  The Executive agrees not to assert a class action or representative action claim against the Company in arbitration or otherwise, nor to serve or join as a member of a class action or representative action.  The Executive agrees only to submit the Executive’s own, individual claims in arbitration and shall not seek to represent the interests of any other person.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  This Section 8 shall be specifically enforceable.  Notwithstanding the foregoing, this Section 8 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate without first utilizing any or all of the procedures of this Section 8; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 8.

9.Integration.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter.

10.Withholding; Tax Effect.  All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

11.Successor to the Executive.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal representatives, executors, administrators, heirs, distributees, devisees and legatees.  In the event of the Executive’s death after Executive’s termination of employment but prior to the completion by the Company of all payments due him

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under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to his death (or to Executive’s estate, if the Executive fails to make such designation).

12.Enforceability.  If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

13.Survival.  The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.

14.Waiver.  No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party.  The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

15.Notices.  Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board.

16.Amendment.  This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

17.Governing Law.  This is an Arizona contract and shall be construed under and be governed in all respects by the laws of the State of Arizona, without giving effect to the conflict of laws principles of such State.

18.Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

19.Successor to Company.  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no succession had taken place.  Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a material breach of this Agreement.

20.Gender Neutral.  Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise.

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IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

TPI COMPOSITES, INC.

By:
William E. Siwek
Its:	President and Chief Executive Officer

[Name of Executive]

Date

[Signature Page to the Form of Employment Agreement]

EXHIBIT A

SEPARATION AGREEMENT AND RELEASE OF CLAIMS

This AGREEMENT, dated as of  ___, 201[ __ ] is between ___________ (“Executive”) and TPI Composites, Inc. and all of its divisions, parents, subsidiaries, predecessors, successors and assigns (collectively, the “Company”).

WHEREAS, Executive is employed by the Company pursuant to an Employment Agreement, dated as of ______, ___ setting forth Executive’s terms and conditions of employment (the “Employment Agreement”);

WHEREAS, Executive’s employment with the Company will terminate [without Cause][for Good Reason] (as that term is defined in the Employment Agreement) effective ____, _____ (the “Termination Date”); and

WHEREAS, the parties hereto desire to set forth their mutual agreement concerning the terms and conditions of the termination of the employment of Executive, including the exact nature and the amount of compensation to be provided to Executive and any other rights of the Company and Executive following Executive’s termination of employment with the Company.

NOW, THEREFORE, in consideration of the respective agreements of the parties contained herein, and subject to the conditions set forth herein, the parties hereto acknowledge and agree as follows:

1.

Severance Payment.  Provided Executive has not revoked this Agreement in accordance with Section 7 and Executive’s compliance with Executive’s obligations under the Employment Agreement and this Agreement, in exchange for the promises set forth herein and in the Employment Agreement, the Company agrees to provide Executive with the payments and benefits set forth in [Section 4] [Section 5] of the Employment Agreement (the “Severance Package”). Employee acknowledges and agrees that this Severance Package constitutes adequate legal consideration for the promises and representations made by Employee in this Agreement.  Employee acknowledges and agrees that if Employee violates the terms of this Agreement or the continuing obligations under the Employment Agreement including, but not limited to those pertaining to post-employment restrictions, Company may terminate any payments and the provision of benefits described herein, and seek such other damages or remedies as may be appropriate.

2.

Nondisparagement.  Executive shall not make public statements or publish or make (under circumstances reasonably likely to result in such statement being published) any statement that adversely affects or otherwise maligns the business or reputation of the Company; any affiliate, subsidiary, or parent of the Company; or any of their respective products, services, employees, officers, or directors.  The Company’s officers and directors shall not make public statements or publish or make (under circumstances reasonably likely to result in such statement being published) any statement that adversely affects or otherwise maligns the business or reputation of Executive.

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3.

Return of Property & Confidentiality.  Executive shall return to the Company all of the Company’s property in Executive’s possession, including, but not limited to, all electronic data, computer-related equipment, keys and other devices used to access the Company’s property, manuals, handbooks, and documents.  Executive shall not divulge to any persons any Confidential Information (as defined below) gathered or learned during Executive’s employment with the Company and shall not utilize Confidential Information for either Executive’s or any other person’s or entity’s benefit.  “Confidential Information” includes, but is not limited to, the existence and terms of this Agreement, any fact, information or material that is not generally available to the public, such as corporate information, including plans, strategies, methods, policies, resolutions, negotiations or litigation; marketing information, including strategies, methods, customer identities or other information about customers, prospect identities or other information about prospects, or market analyses or projections; financial information, including cost and performance data, debt arrangements, equity structure, investors and holdings, purchasing and sales data and price lists; operational and technological information, including plans, specifications, manuals, forms, templates, software, designs, methods, procedures, formulas, discoveries, inventions, improvements, concepts and ideas; and personnel information, including personnel lists, reporting or organizational structure, resumes, personnel data, compensation structure, performance evaluations and termination arrangements or documents.  Confidential Information also includes information received in confidence by the Company from its customers or suppliers or other third parties.  Confidential Information includes such information in any form or format.  The Company and Executive acknowledge and agree that the Confidential Information constitutes valuable, special and unique property of the Company, and in some cases of customers and to which Executive has had access on a confidential basis, and derives economic value because it is not generally known to the public or others who could benefit from its disclosure or use, or is otherwise required to be kept confidential.  If disclosure of Confidential Information is sought of Executive by a subpoena or judicial or administrative order, Executive shall give the Company prompt notice thereof within five days of Executive’s receipt of such subpoena or order, and the Company may resist by all legitimate means any attempt, of any kind whatever, to compel disclosure of Confidential Information.  To the extent Executive has any doubt, either now or in the future, as to whether information Executive possesses is Confidential Information, Executive will contact the Company for clarification before divulging or using such information.  Executive agrees that a breach of this provision of the Agreement will result in immediate, irreparable damage and harm to the Company and that the Company will be entitled to obtain immediate, temporary, preliminary and permanent injunctive relief to prevent the breach and also recover its reasonable attorneys’ fees and costs incurred seeking to or obtaining any remedy for Executive’s breach.

4.

Release & Waiver of Claims by Executive.  In consideration for the obligations set forth in this Agreement and for other valuable consideration, the sufficiency of which is hereby acknowledged, Executive hereby promises to not sue and forever waives, releases and discharges the Company (as defined above) and the Company’s directors, officers, members, employees, agents, insurers, and attorneys from any and all charges, claims,

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demands, actions, causes of action, or suits at law or in equity, of whatsoever kind or nature, whether presently known or unknown, suspected or unsuspected, which  Executive may now have or may now or hereafter assert including, but not limited to, any and all claims relating to any omissions, acts, or events that have occurred until and including the date on which this Agreement becomes effective, including but not limited to, any and all claims relating to Executive’s employment with the Company or the cessation of Executive’s employment with the Company, whether now known or unknown, including but not limited to claims for discrimination or unequal pay or retaliation under state or federal law, including without limitation Title VII of the Civil Rights Act, the Equal Pay Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Workers’ Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act and the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), claims under any applicable state or local law relating to employment, claims for emotional distress or other damages, claims in tort or contract, claims under any applicable whistleblower law and any similar federal, state or local law, and claims for libel, slander, defamation, invasion of privacy, promissory estoppel, breach of any duty of good faith and fair dealing, and wrongful discharge in violation of public policy.  This release does not extend to any obligations incurred or specified under this Agreement; any vested rights in any Company-sponsored deferred savings plan or pension plan as of the time of the Termination Date; Executive’s right to continue group health care coverage under COBRA; the right to receive workers’ compensation benefits for any work-related injuries; unemployment insurance benefits; any claim that cannot be released or waived as a matter of law; any rights or claims that may arise after the date this Agreement is executed; and any rights or claims of Executive under the Indemnification Agreement between Executive and the Company.  Executive waives all rights to assert a claim for relief available under any and all such laws, including but not limited to, claims for attorneys’ fees, damages, reinstatement, back pay, or injunctive or other equitable relief.

Executive acknowledges that the Company has paid Executive all salary, wages, commissions, bonuses, vacation, and other compensation due to Executive, if any, as of the date of Executive’s signature hereon, and has paid for all reimbursable expenses to which Executive is entitled and which have been submitted by Executive to the Company as of the date of Executive’s signature hereon.

5.

Acknowledgments and Agreements.  Executive acknowledges and agrees that (a) Executive freely and voluntarily entered into this Agreement, (b) before entering into this Agreement, Executive was encouraged to consult an attorney of Executive’s choice, (c) Executive was advised to consult with an attorney before signing this Agreement and had an opportunity and sufficient time to review this Agreement with Executive’s attorney, (d) Executive fully understands the terms of this Agreement, and (e) Executive is receiving pursuant to this Agreement amounts and consideration in addition to that to which Executive is not already entitled.

6.	Review of Agreement. Executive acknowledges further that, before entering into this Agreement, Executive had at least twenty one (21) days through _______, ___ to review

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and consider it. Executive further acknowledges that Executive used as much or as little of the twenty-one (21) day period as Executive desired before entering into this Agreement.

7.

Revocation.  Executive may revoke this Agreement within seven (7) days of the date of Executive’s execution hereof, in which case this Agreement and all of Executive’s rights under the Agreement shall be null and void.  Revocation can be made by providing written notice to the Company no later than the close of business on the eighth (8th) day after the date of the execution hereof.  Executive acknowledges that this Agreement shall not become effective and the Company shall have no obligation under this Agreement unless and until the seven (7) day revocation period specified by this section expires without Executive having effectively revoked this Agreement.

8.

Warranties and Representations.  Executive warrants, represents and covenants that neither Executive nor a person or entity acting on Executive’s behalf has initiated, reported, or filed any complaints or charges against the Company or any of its affiliates, parents or subsidiaries with any court, government agency or regulatory body and that  Executive has not assigned to any third party any claim against or involving the Company or any of its affiliates, parents or subsidiaries.  Executive acknowledges and agrees that a breach of this paragraph or any other provision of this Agreement will be material and will result in cessation of and Executive’s obligation to immediately repay to the Company, upon its demand, the Severance Package.

9.

Invalidity of Provision.  The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction.  If any provision of this Agreement is held unreasonable, unlawful, or unenforceable in any respect, such provision shall be interpreted, revised, or applied in a manner that renders it lawful and enforceable to the fullest extent possible.

10.	Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Arizona without giving effect to the conflicts of law principles thereof.

11.

Miscellaneous.  No provision of this Agreement may be modified or discharged unless such modification or discharge is agreed to in writing and signed by Executive and the Company.  No provision of this Agreement may be waived unless such waiver is in writing and signed by the party to be charged therewith.  No waiver by either party hereto at any time of any breach by the other party hereto of any provision of this Agreement to be performed by such other party shall be deemed a waiver of any other provisions at the same or at any prior or subsequent time.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by any party that are not expressly set forth in this Agreement.

IN WITNESS WHEREOF, this Agreement has been executed and entered into by the parties hereto as of the date first written above.

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TPI COMPOSITES, INC.

By:

[Name of Executive]	Its:

Printed Name:

Date:	Date:

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Exhibit B

TPI Composites, Inc.

Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement

For good and valuable consideration, I, [Name of Executive], agree to the following terms of this Employee Non-Competition, Non-Solicitation, Confidentiality, and Assignment Agreement (“the Agreement”).   For purposes of this Agreement the “Company” shall mean TPI Composites, Inc. and any parent, subsidiaries and affiliates.

1.Proprietary Information.  I agree that all information, whether or not in writing, concerning the Company’s business, technology, business relationships or financial affairs that the Company has not released to the general public (collectively, “Proprietary Information”) is and will be the exclusive property of the Company.  By way of illustration, Proprietary Information may include information or material that has not been made generally available to the public, such as:  (a) corporate information, including plans, strategies, methods, policies, resolutions, negotiations or litigation; (b) marketing information, including strategies, methods, customer identities or other information about customers, prospect identities or other information about prospects, or market analyses or projections; (c) financial information, including cost and performance data, debt arrangements, equity structure, investors and holdings, purchasing and sales data and price lists; and (d) operational and technological information, including plans, specifications, manuals, forms, templates, software, designs, methods, procedures, formulas, discoveries, inventions, improvements, concepts and ideas; and (e) personnel information, including personnel lists, reporting or organizational structure, resumes, personnel data, compensation structure, performance evaluations and termination arrangements or documents.  Proprietary Information also includes information received in confidence by the Company from its customers or suppliers or other third parties.

2.Recognition of Company’s Rights.  I will not, at any time, without the Company’s prior written permission, either during or after my employment, disclose any Proprietary Information to anyone outside of the Company, or use or permit to be used any Proprietary Information for any purpose other than the performance of my duties as an employee of the Company.  I will cooperate with the Company and use my best efforts to prevent the unauthorized disclosure of all Proprietary Information.  I will deliver to the Company all copies of Proprietary Information in my possession or control upon the earlier of a request by the Company or termination of my employment. Notwithstanding anything to the contrary contained in this Agreement, pursuant to the federal Defend Trade Secrets Act of 2016, Employee shall not be criminally or civilly held liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

3.Rights of Others.  I understand that the Company is now and may hereafter be subject to non-disclosure or confidentiality agreements with third persons that require the Company to protect or refrain from use of proprietary information.  I agree to be bound by the terms of such agreements in the event I have access to such proprietary information.

4.Commitment to Company; Avoidance of Conflict of Interest.  While an employee of the Company, I will devote my full-time efforts to the Company’s business and, except as otherwise agreed in a formal written employment agreement executed by a duly authorized officer of the Company, I will not engage in any other business activity that conflicts with my duties to the Company.  I will advise the president of the Company or his or her nominee at such time as any activity of either the Company or another business presents me with a conflict of interest or the appearance of a conflict of interest as an employee of the Company.  I will take whatever action is requested of me by the Company to resolve any conflict or appearance of conflict that it finds to exist.

5.Developments.  I will make full and prompt disclosure to the Company of all inventions, discoveries, designs, developments, methods, modifications, improvements, processes, algorithms, databases, computer programs, formulae, techniques, trade secrets, graphics or images, audio or visual works,

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and other works of authorship (collectively “Developments”), whether or not patentable or copyrightable, that are created, made, conceived or reduced to practice by me (alone or jointly with others) or under my direction during the period of my employment.  I acknowledge that all work performed by me is on a “work for hire” basis, and I hereby do assign and transfer and, to the extent any such assignment cannot be made at present, will assign and transfer, to the Company and its successors and assigns all my right, title and interest in all Developments that (a) relate to the business of the Company or any customer of or supplier to the Company or any of the products or services being researched, developed, manufactured or sold by the Company or that may be used with such products or services; or (b) result from tasks assigned to me by the Company; or (c) result from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company (“Company-Related Developments”), and all related patents, patent applications, trademarks and trademark applications, copyrights and copyright applications, and other intellectual property rights in all countries and territories worldwide and under any international conventions (“Intellectual Property Rights”).

To preclude any possible uncertainty, I have set forth on Exhibit 1 attached hereto a complete list of Developments that I have, alone or jointly with others, conceived, developed or reduced to practice prior to the commencement of my employment with the Company that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (“Prior Inventions”). I have also listed on Exhibit 1 all patents and patent applications in which I am named as an inventor, other than those which have been assigned to the Company (“Other Patent Rights”).  If no such disclosure is attached, I represent that there are no Prior Inventions or Other Patent Rights.  If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine or other work done for the Company, I hereby grant to the Company a nonexclusive, royalty-free, irrevocable, worldwide license (with the full right to sublicense) to make, have made, modify, use and sell such Prior Invention.  Notwithstanding the foregoing, I will not incorporate, or permit to be incorporated, Prior Inventions in any Company-Related Development without the Company’s prior written consent.

This Agreement does not obligate me to assign to the Company any Development which, in the sole judgment of the Company, reasonably exercised, is developed entirely on my own time and does not relate to the business efforts or research and development efforts in which, during the period of my employment, the Company actually is engaged or reasonably would be engaged, and does not result from the use of premises or equipment owned or leased by the Company.  However, I will also promptly disclose to the Company any such Developments for the purpose of determining whether they qualify for such exclusion.  I understand that to the extent this Agreement is required to be construed in accordance with the laws of any state that precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this paragraph 5 will be interpreted not to apply to any invention which a court rules and/or the Company agrees falls within such classes.  I also hereby waive all claims to any moral rights or other special rights which I may have or accrue in any Company-Related Developments.

6.Documents and Other Materials.  I will keep and maintain adequate and current records of all Proprietary Information and Company-Related Developments developed by me during my employment, which records will be available to and remain the sole property of the Company at all times.

All files, letters, notes, memoranda, reports, records, data, sketches, drawings, notebooks, layouts, charts, quotations and proposals, specification sheets, program listings, blueprints, models, prototypes, or other written, photographic or other tangible material containing Proprietary Information, whether created by me or others, which come into my custody or possession, are the exclusive property of the Company to be used by me only in the performance of my duties for the Company.  Any property situated on the Company’s premises and owned by the Company, including without limitation computers, disks and other storage media, filing cabinets or other work areas, is subject to inspection by the Company at any time with or without notice.  In the event of the termination of my employment for any reason, I will deliver to the Company all files, letters, notes, memoranda, reports, records, data, sketches, drawings, notebooks, layouts, charts, quotations and proposals, specification sheets, program listings, blueprints, models, prototypes, or other written, photographic or other tangible material containing Proprietary Information, and other materials of any nature pertaining to the Proprietary Information of the Company and to my work, and will not take or keep in my possession any of the foregoing or any copies.

7.Enforcement of Intellectual Property Rights.  I will cooperate fully with the Company, both during and after my employment with the Company, with respect to the procurement, maintenance and enforcement of Intellectual Property Rights in Company-Related Developments.  I will sign all papers, including without limitation copyright applications, patent applications, declarations, oaths, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Company-Related Development.  If the Company is unable, after reasonable effort, to secure my signature on any such papers, I hereby irrevocably designate and appoint each officer of the Company as my agent and attorney-in-fact to execute any such papers on my behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Company-Related Development.

8.Non-Competition and Non-Solicitation.  In order to protect the Company’s Proprietary Information and good will, during my employment and for a period of [    ] months following the termination of my employment for any reason, I will not directly or indirectly, whether as owner, partner, shareholder, director, consultant, agent, employee, co-venturer or otherwise, engage, participate or invest in any business activity anywhere in the “Geographic Scope” (as defined below) that (i) manufactures wind turbine blades or wind turbines; (ii) provides field or repair services for wind turbine blades or wind turbines; or (iii) manufactures composites structures or products for the transportation industry; provided that this shall not prohibit any possible investment in publicly traded stock of a company representing less than one percent of the stock of such company.  For purposes of this Agreement, Geographic Scope shall mean anywhere in the world, provided however, in case that anywhere in the world shall be held invalid, overly broad, unreasonable, or unenforceable in any respect, the Geographic Scope shall be anywhere in the world where the Company conducts business provided however, in case that anywhere in the world where the Company conducts business shall be held invalid, overly broad, unreasonable, or unenforceable in any respect, the Geographic Scope shall be anywhere in the United States, provided however, in the event anywhere in the United States shall be held invalid, overly broad, unreasonable, or unenforceable in any respect, the Geographic Scope shall be  anywhere in the United States where the Company conducts business, provided however, in the event anywhere in the United States where the Company conducts business shall be held invalid, overly broad, unreasonable, or unenforceable in any respect, the Geographic Scope shall be anywhere in any state in the United States where I perform or have performed services for the Company.  In addition, during my employment and for a period of twelve (12) months following the termination of my employment for any reason, I will not, directly or indirectly, in any manner, other than for the benefit of the Company, (a) call upon, solicit, divert or take away any of the customers, business or prospective customers of the Company or any of its suppliers, and/or (b) solicit, entice or attempt to persuade any other employee or consultant of the Company to leave the services of the Company for any reason.  I acknowledge and agree that if I violate any of the provisions of this paragraph 8, the running of the Restricted Period will be extended by the time during which I engage in such violation(s).

9.Government Contracts.  I acknowledge that the Company may have from time to time agreements with other persons or with the United States Government or its agencies that impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work.  I agree to comply with any such obligations or restrictions upon the direction of the Company. In addition to the rights assigned under paragraph 5, I also assign to the Company (or any of its nominees) all rights which I have or acquired in any Developments, full title to which is required to be in the United States under any contract between the Company and the United States or any of its agencies.

10.Prior Agreements.  I hereby represent that, except as I have fully disclosed previously in a writing to the Company, a copy of which is attached hereto as Exhibit 2, I am not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of my employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party.  I further represent that my performance of all the terms of this Agreement as an employee of the Company and my performance of the terms of any employment agreement I entered into with the Company, does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me in confidence or in trust prior to my employment with the Company. I will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

11.Remedies Upon Breach.   I understand that the restrictions contained in this Agreement are necessary for the protection of the business and

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goodwill of the Company and I consider them to be reasonable for such purpose.  Any breach of this Agreement is likely to cause the Company substantial and irrevocable damage and therefore, in the event of such breach, the Company, in addition to such other remedies that may be available, will be entitled to specific performance and other injunctive relief. In addition, if a court of competent jurisdiction determines that I violated this Agreement, I agree to reimburse the Company for its legal fees associated with addressing such a breach.

12.Use of Voice, Image and Likeness.   I give the Company permission to use my voice, image or likeness, with or without using my name, for the purposes of advertising and promoting the Company, or for other purposes deemed appropriate by the Company in its reasonable discretion, except to the extent expressly prohibited by law.

13.Publications and Public Statements.  I will obtain the Company’s written approval before publishing or submitting for publication any material that relates to my work at the Company and/or incorporates any Proprietary Information.  To ensure that the Company delivers a consistent message about its products, services and operations to the public, and further in recognition that even positive statements may have a detrimental effect on the Company in certain securities transactions and other contexts, any statement about the Company that I create, publish or post during my period of employment and for six (6) months thereafter, on any media accessible by the public, including but not limited to electronic bulletin boards and Internet-based chat rooms, must first be reviewed and approved by an officer of the Company before it is released in the public domain.

14.No Employment Obligation.  I understand that this Agreement does not create an obligation on the Company or any other person to continue my employment.  I acknowledge that, unless otherwise agreed in a formal written employment agreement signed on behalf of the Company by an authorized officer, my employment with the Company is at will and therefore may be terminated by the Company or me at any time and for any reason.

15.Survival and Assignment by the Company.  I understand that my obligations under this Agreement will continue in accordance with its express terms regardless of any changes in my title, position, duties, salary, compensation or benefits or other terms and conditions of employment. I further understand that my obligations under this Agreement will continue following the termination of my employment regardless of the manner of such termination and will be binding upon my heirs, executors and administrators.  The Company will have the right to assign this Agreement to its affiliates, successors and assigns.  I expressly consent to be bound by the provisions of this Agreement for the benefit of the Company or any parent, subsidiary or affiliate to whose employ I may be transferred without the necessity that this Agreement be resigned at the time of such transfer.

16.Disclosure to Future Employers. I will provide a copy of this Agreement to any prospective employer, partner or co-venturer prior to entering into an employment, partnership or other business relationship with such person or entity.

17.Severability.  In case any provisions (or portions thereof) contained in this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

18.Interpretation.  This Agreement will be deemed to be made and entered into in the State of Arizona, and will in all respects be interpreted, enforced and governed under the laws of the State of Arizona. I hereby agree to consent to personal jurisdiction of the state and federal courts situated within Maricopa County, Arizona for purposes of enforcing this Agreement, and waive any objection that I might have to personal jurisdiction or venue in those courts.

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I UNDERSTAND THAT THIS AGREEMENT AFFECTS IMPORTANT RIGHTS.  BY SIGNING BELOW, I CERTIFY THAT I HAVE READ IT CAREFULLY AND AM SATISFIED THAT I UNDERSTAND IT COMPLETELY.

IN WITNESS WHEREOF, the undersigned has executed this agreement as a sealed instrument as of the date set forth below.

Signed:

Type or print name:  [Name of Executive]

Date:

ACTIVE/81000405.2

EXHIBIT 1

To:	TPI Composites, Inc. Attn: Human Resources

From:

Date:

SUBJECT: Prior Inventions

The following is a complete list of all inventions or improvements relevant to the subject matter of my employment by the Company that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

	No inventions or improvements

	See below:

	Additional sheets attached

The following is a list of all patents and patent applications in which I have been named as an inventor:

	None

	See below:

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EXHIBIT 2

To:	TPI Composites, Inc. Attn: Human Resources

From:

Date:

SUBJECT: Prior Agreements

The following is a complete list of all agreements with my previous employers or other parties as specified in paragraph 10:

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